Exhibit 99.1

PRESS RELEASE

Sonic Foundry Reports Second Quarter 2010 Results

MADISON, Wis. – April 29, 2010 – Sonic Foundry, Inc. (NASDAQ: SOFO), the recognized market leader for rich media webcasting and knowledge management, today announced financial results for its fiscal 2010 second quarter. Results include:

•	Revenues of $4.9 million, a 9 percent decrease from fiscal Q2 2009 revenues of $5.4 million
•	Service revenues of $2.4 million, up 11 percent from Q2 2009
•	Billings total $4.8 million compared to $5.5 million in the second quarter of 2009
•	GAAP net loss of $131 thousand or $(0.04) per diluted share compared to revised loss of $188 thousand or $(0.05) per diluted share in the second quarter of 2009
•	Non-GAAP net income of $56 thousand or $0.02 per diluted share compared to non-GAAP net income of $301 thousand or $0.08 per diluted share in the second quarter of 2009
•	Deferred revenue balance of $4.9 million at March 31, 2010 compared to $4.7 million at March 31, 2009
•	Operating expenses total $3.7 million, down 12 percent from $4.2 million during the second quarter of fiscal 2009 due to continuation of the company’s cost reduction initiatives

Non-GAAP net income primarily excludes all non-cash related expenses of stock compensation, depreciation, amortization, provision for income taxes and the cash impact of billings not recognized as revenue. Reconciliation between GAAP and non-GAAP results is provided at the end of this press release. Per share numbers have been adjusted for the 1 for 10 reverse stock split which occurred in November 2009.

Revenues for the second quarter of fiscal 2010 were $4.9 million. The year over year quarterly decrease in revenues and billings is primarily attributed to significant prior revenue associated with the company’s 2009 Q2 license sale to King Abdullah University. Year to date revenues are flat, totaling $9.4 million, compared to $9.4 million in revenues for the same period last year. Year to date net loss improved to $451 thousand compared to a net loss of $1.5 million for the six months ended March 31, 2009.

The company increased the balance of unearned revenue by $167 thousand or 4 percent year over year to its current level of $4.9 million at March 31, 2010. Of the unearned revenue balance, the company expects to realize $2.0 million in the upcoming quarter. Total gross margin remained steady when compared to Q2 2009 at 75 percent for the second quarter of fiscal 2010.

Total service revenue was $2.4 million, an increase of 11 percent from Q2 2009. Revenue from service contracts is recognized over the life of the contract. Service revenue includes Mediasite customer support contracts as well as training, installation, rental, event and content hosting services. Sonic Foundry Event Services customers continue to be corporate meeting planners, communication executives or training directors planning either large, multi-room, multi-day events or high-profile live events such as press conferences or product launches.

Billings to education customers totaled 65 percent of total billings for the second quarter, an increase from 60 percent in the second quarter of 2009. Revenue from community colleges continues to increase, with year to date billings at over $1 million, already triple the entire FY2009 result. Corporate sales for the second quarter total 30% and government 3% of total billings. International sales accounted for approximately 17 percent of the quarter’s billings.

The company currently expects to see future growth in billings and revenues due to a growing number of larger opportunities found both domestically and internationally. Opportunity growth is occurring through expansion of existing customer installations along with new installations. A number of key opportunities would represent some of the largest transactions the company has executed in its history. A key driver of this demand is a growing request for online education and training and an increased comfort level with blended online learning within existing curriculums. However, the company also remains concerned with existing state budget issues that are affecting a number of state universities in the U.S and which could have an adverse effect on business in certain areas of the country.

“Once again, we exceeded our operating goals of better than pro forma breakeven while delivering further GAAP bottom line improvements during a quarter in which we were waiting out larger contracts that have been forecasted. The business is now well positioned to support both normal organic growth as well as larger revenue events, “ said Rimas Buinevicius, chairman and CEO of Sonic Foundry. “Signs of a modest global economic recovery appear to be taking hold. We remain focused on continuing to improve bottom line performance and cash flow while building our business to support larger customer engagements as they occur.”

Sonic Foundry will host a corporate webcast today for analysts and investors to discuss its fiscal 2010 second quarter results at 3:30 p.m. CT / 4:30 p.m. ET. It will use its patented rich media communications system, Mediasite, to webcast the presentation for both live and on-demand viewing. To access the presentation, go to www.sonicfoundry.com/q2. An archive of the webcast will be available for 30 days.

EXPLANATION OF NON-GAAP MEASURES
To supplement our financial results presented on a GAAP basis, we use a measure of non-GAAP net income or loss in our financial presentation, which excludes certain non-cash costs and includes certain cash billings not recognized as revenue for GAAP purposes. Our non-GAAP financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the factors management uses in planning for and forecasting future periods. Our non-GAAP financial measures reflect adjustments based on the following items:

•
Billings not recorded as revenue: We have included the cash effect of billings not recorded as revenue, which are deferred for GAAP purposes, in arriving at non-GAAP net income or loss. Our services are typically billed and collected in advance of providing the service which requires minimal cost to perform in the future. Billings are a better indicator of customer activity and cash flow than revenue is, in management’s opinion, and is therefore used by management as a key operational indicator.

•
Depreciation and amortization of intangible and other assets expenses: We have excluded the effect of depreciation and amortization of assets from our non-GAAP net income or loss. Amortization of intangible assets expense varies in amount and frequency and it is significantly affected by the timing and size of our acquisitions. Depreciation and amortization of asset costs is a non-cash expense that includes the periodic write-off of tooling, product design and other assets that contributed to revenues earned during the periods presented and will contribute to future period revenues as well.

•
Non-cash provision for income taxes: We have excluded the impact of the provision for income taxes from our non-GAAP net income or loss. The provision for income taxes is associated with the difference in treatment of goodwill which is not expensed for GAAP purposes but is amortized over a fifteen year life for Federal income tax purposes. The result is a non-cash expense and liability that will never be paid.

•
Stock-based compensation expenses: We maintain an employee qualified stock option plan under which we grant options to acquire common stock to eligible employees. We also maintain an employee stock purchase plan under which common stock may be issued to eligible employees at a reduced price. Stock-based compensation expenses are recorded for these plans in accordance with Statement of Financial Accounting Standard No. 123R, Share-Based Payment – an Amendment of FASB Statement Nos. 123 and 95. Stock-based compensation expense is a non-cash expense. As a result, we have excluded the effect of stock-based compensation expenses from our non-GAAP net income or loss.

About Sonic Foundry®, Inc.
Sonic Foundry (NASDAQ: SOFO, www.sonicfoundry.com) is the global leader for rich media webcasting and knowledge management, providing enterprise communication solutions for more than 1,800 customers in education, business and government. Powered by Mediasite, the patented webcasting platform which automates the capture, management, delivery and search of lectures, online training and briefings, Sonic Foundry empowers people to transform the way they communicate. Through the Mediasite platform and its Events Services group, the company helps customers connect a dynamic, evolving world of shared knowledge and envisions a future where learners and workers around the globe use webcasting to bridge time and distance, accelerate research and improve performance. Product and service names mentioned herein are the trademarks of Sonic Foundry, Inc. or their respective owners.

Certain statements contained in this news release regarding matters that are not historical facts may be forward-looking statements. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties pertaining to continued market acceptance for Sonic Foundry's products, its ability to succeed in capturing significant revenues from media services and/or systems, the effect of new competitors in its market, integration of acquired business and other risk factors identified from time to time in its filings with the Securities and Exchange Commission.

For investor inquiries: investor@sonicfoundry.com
For media relations: tammyk@sonicfoundry.com

Sonic Foundry, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except for share data)

	(Unaudited) March 31, 2010	September 30, 2009
Assets
Current assets:
Cash and cash equivalents	$2,863	$2,598
Accounts receivable, net of allowance of $105 and $105	3,963	3,741
Inventories	108	440
Prepaid expenses and other current assets	439	472
Total current assets	7,373	7,251
Property and equipment:
Leasehold improvements	980	980
Computer equipment	2,686	2,545
Furniture and fixtures	461	461
Total property and equipment	4,127	3,986
Less accumulated depreciation	2,936	2,670
Net property and equipment	1,191	1,316
Other assets:
Goodwill	7,576	7,576
Other intangibles, net of amortization of $48 and $35	83	30
Total assets	$16,223	$16,173

Liabilities and stockholders' equity
Current liabilities:
Revolving line of credit	$-	$300
Accounts payable	782	636
Accrued liabilities	821	1,047
Unearned revenue	4,889	5,272
Current portion of notes payable	330	316
Current portion of capital lease obligations	3	24
Total current liabilities	6,825	7,595

Long-term portion of notes payable	1,391	557
Other liabilities	128	170
Deferred tax liability	1,370	1,250
Total liabilities	9,714	9,572

Stockholders' equity:
Preferred stock, $.01 par value, authorized 500,000 shares; none issued and outstanding	—	—
5% preferred stock, Series B, voting, cumulative, convertible, $.01 par value (liquidation preference at par), authorized 1,000,000 shares, none issued and outstanding	—	—
Common stock, $.01 par value, authorized 10,000,000 shares; 3,627,931 and 3,619,638 shares issued and 3,615,215 and 3,606,922 shares outstanding	362	362
Additional paid-in capital	185,349	184,990
Accumulated deficit	(179,007)	(178,556)
Receivable for common stock issued	(26)	(26)
Treasury stock, at cost, 12,716 shares	(169)	(169)
Total stockholders' equity	6,509	6,601
Total liabilities and stockholders' equity	$16,223	$16,173

Sonic Foundry, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except for share and per share data)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2010	2009 (Revised)	2010	2009 (Revised)

Revenue:
Product	$2,509	$3,249	$4,437	$4,993
Services	2,366	2,129	4,914	4,365
Other	34	35	60	64
Total revenue	4,909	5,413	9,411	9,422
Cost of revenue:
Product	1,114	1,195	1,944	1,961
Services	119	135	309	260
Total cost of revenue	1,233	1,330	2,253	2,221
Gross margin	3,676	4,083	7,158	7,201

Operating expenses:
Selling and marketing	2,320	2,607	4,538	5,270
General and administrative	594	733	1,397	1,516
Product development	805	887	1,516	1,790
Total operating expenses	3,719	4,227	7,451	8,576
Loss from operations	(43)	(144)	(293)	(1,375)

Other expense, net	(28)	(8)	(38)	(17)
Loss before income taxes	(71)	(152)	(331)	(1,392)
Provision for income taxes	(60)	(36)	(120)	(72)
Net loss	$(131)	$(188)	$(451)	$(1,464)

Net loss per common share:
– basic and diluted	$(0.04)	$(0.05)	$(0.12)	$(0.41)

Weighted average common shares – basic and diluted	3,614,321	3,581,441	3,610,581	3,578,193

Non-GAAP Consolidated Statements of Operations
(in thousands)

	Three Months Ended March 31, 2010			Revised Three Months Ended March 31, 2009
	GAAP	Adj(1)	Non- GAAP	GAAP	Adj(1)	Non-GAAP

Revenues	$4,909	$(152)	$4,757	$5,413	$118	$5,531

Cost of revenue	1,233	—	1,233	1,330	—	1,330

Total Operating expenses	3,719	(279)	3,440	4,227	(335)	3,892

Loss from operations	(43)	127	84	(144)	453	309

Other income	(28)	—	(28)	(8)	—	(8)

Provision for income taxes	(60)	60	—	(36)	36	—

Net loss	$(131)	$187	$56	$(188)	$489	$301

Diluted net loss per common share	$(0.04)	$0.06	$0.02	$(0.05)	$0.13	$0.08

(1)Adjustments consist of the following:

Billings	$(152)	$118
Depreciation (in G&A)	140	173
Non-cash tax provision	60	36
Stock-based compensation(2)	139	162

Total non-GAAP adjustments	$187	$489

(2) Stock-based compensation is included in the following GAAP operating expenses:

Selling and marketing	$93	$104
General and administrative	10	15
Product development	36	43

Total stock-based compensation	$139	$162